Exhibit 99.1

Financial Contact:     James S. Gulmi (615) 367-8325
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS SECOND QUARTER FISCAL 2013 RESULTS
--Second Quarter Comparable Store Sales Increased 4%--
-- Company Raises Fiscal 2013 Outlook--
--Announces New Share Repurchase Authorization--

NASHVILLE, Tenn., Aug. 29, 2012 --- Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations for the second quarter ended July 28, 2012, of $10.6 million, or $0.44 per diluted share, compared to earnings from continuing operations of $0.4 million, or $0.01 per diluted share, for the second quarter ended July 30, 2011. Fiscal 2013 second quarter results reflect pretax items of $3.3 million, or $0.06 per diluted share after tax, primarily including compensation expenses related to deferred purchase price payments in connection with the acquisition of Schuh Group Limited in June 2011, decreased by tax rate adjustments, and asset impairment charges. As previously announced, because the obligation to pay the deferred purchase price for Schuh is contingent upon the continued employment of the payees, U.S. Generally Accepted Accounting Principles require that it be treated as compensation expense. Last year, second quarter results included $8.1 million pretax, or $0.21 per diluted share after tax, of acquisition-related expenses including deferred purchase price, decreased by a tax rate adjustment, and asset impairment charges.

Adjusted for the items described above in both periods, earnings from continuing operations were $12.1 million, or $0.50 per diluted share, for the second quarter of Fiscal 2013, compared to earnings from continuing operations of $5.2 million, or $0.22 per diluted share, for the second quarter of Fiscal 2012. For consistency with Fiscal 2013's previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. Additionally, the Company believes that the presentation of earnings from continuing operations before the compensation expense associated with the Schuh deferred purchase price will enable investors to understand the effect attributable to incorporating a continuing employment condition into the obligation to pay deferred purchase price. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the second quarter of Fiscal 2013 increased 15% to $543.5 million from $470.6 million in the second quarter of Fiscal 2012, reflecting the addition of sales from Schuh Group and a comparable store sales increase of 4%.  The Lids Sports Group's comparable store sales increased by 2%, the Journeys Group increased by 6%, and Johnston & Murphy Retail increased by 2%. The Schuh Group's comparable store sales increased by 9% in the month of July, the first month it was eligible for inclusion in the Company's comparable store numbers.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “We are pleased with the strength of our second quarter performance. We generated significant operating expense leverage on solid sales growth to deliver earnings that were ahead of expectations. With August comparable sales up 9%, the third quarter is off to an encouraging start. We believe our merchandise assortment is well positioned for the remainder of back-to-school and the upcoming holiday season.”

Exhibit 99.1

Dennis also discussed the Company's updated outlook. “Based on second quarter performance, we are raising our guidance for the year. We now expect adjusted Fiscal 2013 diluted earnings per share to be in the range of $4.88 to $5.00, an increase from our previous guidance range of $4.70 to $4.82. The new outlook represents an increase of 19% to 22% over last year's adjusted earnings per share of $4.09. Consistent with previous guidance, these expectations do not include expected non-cash asset impairments and other charges, which are estimated in the range of $1.5 million to $2.5 million pretax, or $0.04 to $0.06 per share, after tax, in Fiscal 2013. They also do not reflect compensation expense associated with the Schuh deferred purchase price as described above, which is currently estimated at approximately $12.0 million, or $0.49 per diluted share, for the full year. The revised guidance assumes a comparable sales increase in the 4% range for the full fiscal year.” A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, “Our strong operating performances over the last several quarters highlight the strength of our business model. While the economic conditions in each of our markets have been challenging at times, our portfolio of businesses have continued to perform well, thanks to their strategic advantages and focus on operational excellence.”

Share Repurchase Authorization

     Genesco also announced that its board of directors has authorized it to repurchase up to $75 million of the Company's common stock. The authorization replaces the remaining balance of a previous $35 million repurchase program authorized in October 2010, pursuant to which the Company has repurchased approximately 366,000 shares at a total cost of approximately $21.5 million, including approximately 346,000 shares repurchased during the second quarter this year, at a total cost of approximately $20.8 million. This program may be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, private transactions, block trades, or otherwise, or by any combination of such methods, in accordance with SEC and other applicable legal requirements. The timing, prices and sizes of purchases will depend upon prevailing stock prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of common stock and the repurchase program may be suspended or discontinued at any time at the Company's discretion.

Conference Call and Management Commentary

The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company's live conference call on August 29, 2012 at 7:30 a.m. (Central time), may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, earnings, charges and operating margins), and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the contingent bonus potentially

Exhibit 99.1

payable to Schuh management in four years based on the achievement of certain performance objectives; the costs of responding to and liability in connection with the network intrusion announced in December 2010 and the outcome of other actual and threatened litigation and loss contingencies involving the Company; the timing and amount of non-cash asset impairments; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in lease negotiations in recent years, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; and variations from expected pension-related charges caused by conditions in the financial markets. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,400 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Underground by Journeys, Schuh, Lids, Lids Locker Room, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundbyjourneys.com, www.schuh.co.uk, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsteamsports.com, www.lidsclubhouse.com ,www.suregripfootwear.com and www.dockersshoes.com. The Company's Lids Sports Group division operates the Lids headwear stores and the lids.com website, the Lids Locker Room and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended		Six Months Ended
	July 28,	July 30,	July 28,	July 30,
In Thousands	2012	2011	2012	2011
Net sales	$543,522	$470,591	$1,143,666	$952,093
Cost of sales	269,294	233,307	560,135	467,267
Selling and administrative expenses*	256,869	235,286	530,030	456,059
Asset impairments and other, net	404	347	539	1,591
Earnings from operations*	16,955	1,651	52,962	27,176
Interest expense, net	1,207	1,081	2,324	1,595
Earnings from continuing operations
before income taxes	15,748	570	50,638	25,581

Income tax expense	5,187	220	19,286	10,256
Earnings from continuing operations	10,561	350	31,352	15,325

Provision for discontinued operations	(41)	(742)	(218)	(924)
Net Earnings (Loss)	$10,520	$(392)	$31,134	$14,401

*Includes $7.8 million of acquisition related expenses for the three and six months ended July 30, 2011.

Earnings Per Share Information
	Three Months Ended		Six Months Ended
	July 28,	July 30,	July 28,	July 30,
In Thousands (except per share amounts)	2012	2011	2012	2011
Preferred dividend requirements	$35	$49	$81	$98

Average common shares - Basic EPS	23,778	23,126	23,687	23,033

Basic earnings (loss) per share:
Before discontinued operations	$0.44	$0.01	$1.32	$0.66
Net earnings (loss)	$0.44	$(0.02)	$1.31	$0.62

Average common and common
equivalent shares - Diluted EPS	24,123	23,635	24,168	23,588

Diluted earnings (loss) per share:
Before discontinued operations	$0.44	$0.01	$1.29	$0.65
Net earnings (loss)	$0.43	$(0.02)	$1.29	$0.61

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended		Six Months Ended
	July 28,	July 30,	July 28,	July 30,
In Thousands	2012	2011	2012	2011
Sales:
Journeys Group	$209,439	$194,693	$473,279	$429,210
Schuh Group	81,156	33,973	151,468	33,973
Lids Sports Group	181,879	177,523	365,015	347,199
Johnston & Murphy Group	48,279	45,571	99,692	93,622
Licensed Brands	22,256	18,518	53,522	47,468
Corporate and Other	513	313	690	621
Net Sales	$543,522	$470,591	$1,143,666	$952,093
Operating Income (Loss):
Journeys Group	$2,065	$(3,875)	$27,347	$13,583
Schuh Group (1)	(545)	(77)	(3,496)	(77)
Lids Sports Group	20,571	18,106	39,739	32,110
Johnston & Murphy Group	1,814	2,155	5,823	5,050
Licensed Brands	1,427	994	4,792	4,298
Corporate and Other (2)	(8,377)	(15,652)	(21,243)	(27,788)
Earnings from operations	16,955	1,651	52,962	27,176
Interest, net	1,207	1,081	2,324	1,595
Earnings from continuing operations
before income taxes	15,748	570	50,638	25,581
Income tax expense	5,187	220	19,286	10,256
Earnings from continuing operations	10,561	350	31,352	15,325

Provision for discontinued operations	(41)	(742)	(218)	(924)
Net Earnings (Loss)	$10,520	$(392)	$31,134	$14,401

(1)Includes $2.9 million and $5.9 million in deferred payments related to the Schuh acquisition in the second quarter and first six months ended July 28, 2012, respectively, and $1.4 million for each of the second quarter and six months ended July 30, 2011.
(2)Includes a $0.4 million charge and a $0.5 million charge in the second quarter and first six months of Fiscal 2013, respectively, primarily for asset impairments. Includes a $0.4 million charge in the second quarter of Fiscal 2012 primarily for asset impairments and includes $1.6 million of other charges in the first six months of Fiscal 2012 which includes $1.1 million for asset impairments, $0.4 million for network intrusion expenses and $0.1 million for other legal matters. The second quarter and first six months of Fiscal 2012 also included $6.4 million of acquisition related expenses.

GENESCO INC.

Consolidated Balance Sheet
	July 28,	July 30,
In Thousands	2012	2011
Assets
Cash and cash equivalents	$47,222	$35,582
Accounts receivable	45,709	43,305
Inventories	555,626	474,951
Other current assets	80,675	81,046
Total current assets	729,232	634,884
Property and equipment	231,528	229,317
Other non-current assets	420,198	396,680
Total Assets	$1,380,958	$1,260,881
Liabilities and Equity
Accounts payable	$212,938	$197,653
Other current liabilities	154,949	126,809
Total current liabilities	367,887	324,462
Long-term debt	95,001	159,406
Other long-term liabilities	180,338	123,897
Equity	737,732	653,116
Total Liabilities and Equity	$1,380,958	$1,260,881

GENESCO INC.

Retail Units Operated - Six Months Ended July 28, 2012
	Balance	Acquisi-			Balance	Acquisi-			Balance
	1/29/2011	tions	Open	Close	1/28/2012	tions	Open	Close	7/28/2012
Journeys Group	1,168	—	18	32	1,154	—	12	19	1,147
Journeys	813	—	14	15	812	—	8	10	810
Underground by Journeys	151	—	—	14	137	—	—	4	133
Journeys Kidz	149	—	4	1	152	—	3	3	152
Shi by Journeys	55	—	—	2	53	—	1	2	52
Schuh Group	—	75	6	3	78	—	5	—	83
Schuh UK	—	51	6	1	56	—	5	—	61
Schuh ROI	—	8	—	—	8	—	—	—	8
Schuh Concessions	—	16	—	2	14	—	—	—	14
Lids Sports Group	985	10	40	33	1,002	12	18	11	1,021
Johnston & Murphy Group	156	—	6	9	153	—	2	2	153
Shops	111	—	1	9	103	—	2	2	103
Factory Outlets	45	—	5	—	50	—	—	—	50
Total Retail Units	2,309	85	70	77	2,387	12	37	32	2,404

Retail Units Operated - Three Months Ended July 28, 2012
	Balance	Acquisi-			Balance
	4/28/2012	tions	Open	Close	7/28/2012
Journeys Group	1,154	—	3	10	1,147
Journeys	814	—	2	6	810
Underground by Journeys	135	—	—	2	133
Journeys Kidz	152	—	1	1	152
Shi by Journeys	53	—	—	1	52
Schuh Group	79	—	4	—	83
Schuh UK	57	—	4	—	61
Schuh ROI	8	—	—	—	8
Schuh Concessions	14	—	—	—	14
Lids Sports Group	1,001	12	12	4	1,021
Johnston & Murphy Group	152	—	2	1	153
Shops	102	—	2	1	103
Factory Outlets	50	—	—	—	50
Total Retail Units	2,386	12	21	15	2,404

Constant Store Sales
	Three Months Ended		Six Months Ended
	July 28,	July 30,	July 28,	July 30,
	2012	2011	2012	2011
Journeys Group	6%	15%	9%	14%
Schuh Group*	9%	—	9%	—
Lids Sports Group	2%	12%	3%	14%
Johnston & Murphy Group	2%	17%	3%	13%
Total Constant Store Sales	4%	14%	7%	14%
'*One month ended July 28, 2012.

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Three Months Ended July 28, 2012 and July 30, 2011

		Impact on		Impact on
	3 mos	Diluted	3 mos	Diluted
In Thousands (except per share amounts)	July 2012	EPS	July 2011	EPS
Earnings from continuing operations, as reported	$10,561	$0.44	$350	$0.01

Adjustments: (1)
Impairment charges	248	0.01	191	0.01
Acquisition expenses	—	—	5,422	0.23
Deferred payment - Schuh acquisition	2,928	0.12	1,419	0.06
Network intrusion expenses	9	—	20	—
Lower effective tax rate	(1,643)	(0.07)	(2,209)	(0.09)

Adjusted earnings from continuing operations (2)	$12,103	$0.50	$5,193	$0.22

(1) All adjustments are net of tax where applicable. The tax rate for the second quarter of Fiscal 2013 is 36.0% excluding a FIN 48 discrete item of $0.1 million. The tax rate for the second quarter of Fiscal 2012 is 39.0% excluding a FIN 48 discrete item of $0.1 million.
(2) Reflects 24.1 million share count for Fiscal 2013 and 23.6 million share count for Fiscal 2012 which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schuh Group
Adjustments to Reported Operating Income (Loss)
Three Months Ended July 28, 2012 and July 30, 2011

	3 mos	3 mos
In Thousands	July 2012	July 2011
Operating loss	$(545)	$(77)

Adjustments:
Deferred payment - Schuh acquisition	2,928	1,419

Adjusted operating income	$2,383	$1,342

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Six Months Ended July 28, 2012 and July 30, 2011

		Impact on		Impact on
	6 mos	Diluted	6 mos	Diluted
In Thousands (except per share amounts)	July 2012	EPS	July 2011	EPS
Earnings from continuing operations, as reported	$31,352	$1.29	$15,325	$0.65

Adjustments: (1)
Impairment charges	277	0.01	642	0.03
Acquisition expenses	—	—	5,422	0.23
Deferred payment - Schuh acquisition	5,883	0.25	1,419	0.06
Other legal matters	—	—	60	—
Network intrusion expenses	65	—	261	0.01
Lower effective tax rate	(1,655)	(0.07)	(2,196)	(0.1)

Adjusted earnings from continuing operations (2)	$35,922	$1.48	$20,933	$0.88
(1) All adjustments are net of tax where applicable. The tax rate for the first six months of Fiscal 2013 is 36.7% excluding a FIN 48 discrete item of $0.2 million. The tax rate for the first six months of Fiscal 2012 is 39.5% excluding a FIN 48 discrete item of $0.2 million.
(2) Reflects 24.2 million share count for Fiscal 2013 and 23.6 million share count for Fiscal 2012 which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schuh Group
Adjustments to Reported Operating Income (Loss)
Six Months Ended July 28, 2012 and July 30, 2011
	3 mos	3 mos
In Thousands	July 2012	July 2011
Operating loss	$(3,496)	$(77)

Adjustments:
Deferred payment - Schuh acquisition	5,883	1,419

Adjusted operating income	$2,387	$1,342

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 2, 2013

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2013		Fiscal 2013
Forecasted earnings from continuing operations	$107,674	$4.46	$104,946	$4.34

Adjustments: (1)
Impairment	1,247	0.05	1,247	0.05
Deferred payment - Schuh acquisition	11,883	0.49	11,883	0.49

Adjusted forecasted earnings from continuing operations (2)	$120,804	$5.00	$118,076	$4.88
(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2013 is approximately
37% excluding a FIN 48 discrete item of $0.4 million.
(2) Reflects 24.2 million share count for Fiscal 2013 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.